SCHEDULE 14A
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                     INFORMATION REQUIRED IN PROXY STATEMENT
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                           YARDVILLE NATIONAL BANCORP
                -----------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                     COMMITTEE TO PRESERVE SHAREHOLDER VALUE
                         Seidman and Associates, L.L.C.
                      Seidman Investment Partnership, L.P.
                     Seidman Investment Partnership II, L.P.
                          Broad Park Investors, L.L.C.
                            Federal Holdings, L.L.C.
                      Pollack Investment Partnership, L.P.
                                Lawrence Seidman
                                 Dennis Pollack
                                Patrick Robinson
                                Harold Schechter

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                           Yardville National Bancorp
                     Committee To Preserve Shareholder Value
                                 100 Misty Lane
                               Parsippany NJ 07054
                                 (973) 952-0405
                               (973) 781-0876 fax
                                 April 11, 2006

Dear Fellow Shareholders:

     During 2005 the Office of the Comptroller of the Currency ("OCC") required only three (3) percent of the nation's National Banks to enter into a Supervisory Agreement. Unfortunately Yardville National Bank ("the Bank"), the principal subsidiary of Yardville National Bancorp ("the Company"), was one of these banks. Why? In the regulators own words: "to protect the interests of Shareholders" and to assure "the Bank operates safely and soundly." This is a very serious matter.

     Largely because of this action, the Yardville National Bancorp Committee to Preserve Shareholder Value ("the Committee") believes there is a need for a re-invigorated Board at the Company. Why vote for the same Directors who were on the Board during the period that caused the OCC to issue the Supervisory Agreement*? We ask that you vote for three highly independent qualified candidates who will promote the interests of all shareholders and champion positive change. We strongly urge you to provide support by VOTING THE WHITE CARD ONLY.

                     The Company's Office of the Comptroller
                        of Currency Supervisory Agreement

     The Company would like to have us ignore, or forget, one important fact with regard to its nominees. It was the performance of these incumbent Directors that resulted in the OCC requiring the execution of a Supervisory Agreement in 2005 with the Bank to "protect the interests of Shareholders" and to assure "the Bank operates safely and soundly."

     According to the OCC public records for 2005, less than three (3) percent of the national banks were placed under a Supervisory Agreement. This statistic supplies ample reason for the Company's shareholders to require changes to assure that the Bank is operated safely, soundly and profitably. How, or why, the current Board of Directors permitted matters to slip to this level is unknown.

     Article III of the Supervisory Agreement specifically requires that within ninety (90) days an assessment be made of the Board of Directors, including the qualifications of the individual members. The Company's approximately thirty
(30) page definitive proxy statement, five (5) page letter to Shareholders dated March 28, 2006, and thirty-three (33) page Investor Presentation does not disclose the results of this assessment that was made of the Company's Board, including the incumbent nominees, and management. Therefore, sixty-eight (68) pages and no information

* Mr. Muller was added to the Board on or about March 28, 2006.

about any results of any assessment. We ask, why? Further, there is no disclosure concerning the incumbent nominees' participation in matters that resulted in the issuance of the Supervisory Agreement.

                      Information Incorporated by Reference

     Please refer to the Company's definitive proxy statement for a full description of management's proposals, the securities ownership of the Company, the share vote required to ratify each proposal, information about the Company's Officers and Directors, including compensation, information about the ratification of the appointment of KPMG, LLP, as independent auditors and the date by which Shareholders must submit proposals for inclusion at the next Annual Meeting.

                             The Company's Dividends

     Ironically, the Company touts the fact that dividends have been historically paid. This is ironic because it is conveniently not mentioned that there can be no further dividends without prior approval of the OCC. Also, in 2001, the Company dividend was $0.44 and in 2005, the dividend was $0.46, or a ..02 increase which equates to only a 4.5 percent increase in four (4) years. The Committee does not believe this is an adequate increase in our dividend.

                    The Committee Nominees are Very Qualified

     The Shareholders are entitled to have qualified and knowledgeable individuals serve on the Board of Directors. The Committee's nominees have impeccable records and superb qualifications:

     (a) Dennis Pollack has over twenty (20) years of direct experience in banking. Dennis has been a loan officer, a president, chief executive officer and a director during his career in banking. (Dennis has been an "inside" and an "outside" director at three different banks.) He also has a Masters of Business Administration from Columbia University.

     (b) Harold Schechter is a graduate of The Wharton School of The University of Pennsylvania. Harold currently serves as an "outside director" and Chairman of the Audit Committee of Jaclyn, Inc., which is traded on the American Stock Exchange. He has qualified as an "Audit Committee Financial Expert" as defined under the applicable SEC rules and possesses the requisite "financial sophistication." (The Supervisory Agreement specifically noted a need for "improved effectiveness of the Yardville Board of Directors Audit Committee*")

     (c) Patrick Robinson has been a successful attorney in the area for decades and is recognized by Martindale-Hubble, an attorney peer rating group, to have "preeminent legal abilities" and "the highest ethical standards." He has been recognized by the New Jersey Supreme Court as a Certified Civil Trial Attorney for over two (2) decades. He has served on the Civil Practice Committee of the Somerset County Bar Association and served two terms as state chairman of the NJ Insurance Defense Association Construction Law Committee. Pat was also elected to two terms as a Councilman in his

          *Mr. Matlack, a Company nominee, has been a member of the Company's Audit Committee since 1997.

          hometown. His community involvement includes membership in the Knights of Columbus, the Lions Club and The Friendly Sons of the Shillelagh. Patrick is intimately familiar with local business practices and the local business environment. Patrick's office is within walking distance of the Company's branch in Somerville, New Jersey.

     A vote for the Company's nominees is in essence an endorsement of actions that have placed the Bank in a position that the OCC concluded warranted the imposition of the Supervisory Agreement. A vote for the Committee's nominees is a vote for change. We believe the time for change is now and a vote for the Committee's nominees is a vote for change.

     WHO HAS STATED THAT DENNIS POLLACK IS QUALIFIED TO BE A DIRECTOR OF THE
                                    COMPANY?

         ANSWER: PATRICK M. RYAN, THE COMPANY'S CHIEF EXECUTIVE OFFICER.

                      THE REAL REASON FOR THE PROXY CONTEST

Company Statement:

     The Company's March 28, 2006 letter stated that "the dissident group's initiation of a costly and disruptive proxy contest interferes with the significant progress YNB has made and continues to make, and is not in the best interests of shareholders."

Committee's Response:

     Mr. Seidman met with Kevin Tylus, the Company's President, and Patrick M. Ryan, the Company's Chief Executive Officer, to discuss ways to avoid a proxy contest. Mr. Ryan requested that Mr. Seidman propose a qualified candidate for the Board and if the person was qualified, the size of the Board would be increased by one (1) and that person would be added to the Board to avoid a proxy contest. Mr. Seidman proposed Mr. Pollack. Messrs. Tylus and Ryan met with Mr. Pollack, and told Mr. Pollack that he was very qualified to be a director. Mr. Ryan told both Messrs. Seidman and Pollack that he would support Mr. Pollack's addition to the Board. Every shareholder should call Mr. Ryan and ask him why he did not honor his commitment. Therefore, if the Company increased the size of the Board by one (1), there would have been no need for a proxy contest. AS MR. RYAN KNOWS AND HAS STATED, MR. POLLACK IS QUALIFIED TO BE A DIRECTOR.

                 Response to the Company's Ten (10) Year Record

     The Committee believes the most important quantitative measure to a Shareholder is the Company's earning per share (EPS) growth. The Company states that its ten (10) year compound annual growth in earning per share is 9 percent. This is significantly below the 14 percent annual growth in EPS that the Committee calculates for a peer group of commercial banks with assets between $1
- 5 billion.

                    The Company's 2005 Financial Projections

     Granted, it's not easy making financial projections, but Shareholders have a right to expect greater accuracy from the Company and its Executive Vice President and Chief Financial Officer Stephen F. Carman. In the fourth-quarter 2004 earnings release, he projected net income growth of 25-30 percent for 2005. Six months later, in the Company's second quarter earning release he stood by the initial projection, stating, "We believe we are on track to achieve our net income goal for 2005 and are monitoring several factors that could influence these results." Another three months later, Mr. Carman began to backtrack, "We believe that we can achieve solid earnings growth of 17-20 percent for 2005, although this is below our earlier earnings guidance of 25 percent." As it turned out, the Company's net income was up only 13 percent for 2005, while its EPS was up just 10.5 percent. Mr. Carman also miscalculated projections on loan growth (15 to 20 percent versus the actual 10.7 percent) and net interest margin (should reach 3.20 percent by year-end versus the actual 3.10 percent in the fourth quarter). For 2006, he is on record for guidance of 8 to 10 percent growth in net income and 5 to 8 percent for EPS. While these goals are more reasonable than the goals from a year ago, the Company's track record in 2005 makes it difficult to trust these projections.

     If you have any questions, or need further assistance, please call Lawrence Seidman at (973) 952-0405, or our proxy solicitor: D.F. King & Co., Attn:
Richard Grubaugh, 48 Wall Street, New York, New York 10005, at (888) 644-6071.

     The Committee needs your support to elect three qualified individuals to the Board. PLEASE VOTE THE WHITE PROXY CARD.

                                   Sincerely,


                                   The Committee to Preserve Shareholder Value

Additional Information:

Yardville National Bancorp Committee to Preserve Shareholder Value has filed a definitive proxy statement and other documents regarding its nomination of Dennis Pollack, Harold Schechter and Patrick Robinson (the Committee's Nominees) to serve as directors of Yardville National Bancorp (YANB) with the U.S. Securities and Exchange Commission (SEC). The definitive proxy statement and the related proxy were mailed to shareholders of YANB seeking their support of the Committee Nominees at YANB's Annual Meeting of Shareholders. Shareholders are urged to read the definitive proxy statement and any other document related to the solicitation of proxies by the Committee because they contain important information about the Committee and related matters. Shareholders may obtain a free copy of the definitive proxy statement, related proxy statement and other documents filed by the Committee with the SEC at the SEC's web site at www.sec.gov. The definitive proxy statement, related proxy and other related SEC documents filed by the Committee with the SEC may also be obtained free of charge from the Committee.

The Committee consists of the following who are the participants in the solicitation from YANB's shareholders of proxies in favor of the Committee
Nominees: Seidman and Associates, L.L.C., Seidman Investment Partnership, L.P., Seidman Investment Partnership II, L.P., Broad Park Investors, L.L.C., Federal Holdings, L.L.C., Pollack Investment Partnership, L.P., Lawrence Seidman, Dennis Pollack, Patrick Robinson and Harold Schechter. Such participants may have interests in the solicitation, including as a result of holding shares or YANB common stock. Information regarding the participants and their interests is contained in the definitive proxy statement that was filed by the Committee with the SEC in connection with YANB's 2006 Annual Meeting of Shareholders.